UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2004

Platinum Underwriters Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

The Belvedere Building, 69 Pitts Bay Road, Pembroke, Bermuda		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-7195

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2004, Platinum Underwriters Holdings, Ltd. (the "Company") entered into an Amended and Restated Option Agreement (the "Amended Agreement") with RenaissanceRe Holdings Ltd. ("RenaissanceRe"), which Amended Agreement is attached hereto as Exhibit 10.1. The Amended Agreement amends the Option Agreement dated November 1, 2002 pursuant to which the Company granted to RenaissanceRe an option to purchase up to 2,500,000 of the Company's common shares at an exercise price of $27.00 per common share. As more fully described in the Amended Agreement, in lieu of paying $27.00 per share, any exercise by RenaissanceRe of its option will be settled on a net share basis, which results in the Company issuing to RenaissanceRe a number of common shares equal to the excess of the market price per share, determined in accordance with the amendment, over $27.00 per share multiplied by the number of common shares issuable upon exercise of the option, divided by that market price per share.

In addition to the common shares issuable upon exercise of the option, RenaissanceRe owns 3,960,000 common shares of the Company and is a party to various agreements with the Company relating to such common shares and RenaissanceRe's ownership thereof. Pursuant thereto, one member of the Board of Directors of the Company is a designee of RenaissanceRe. The Company and/or its subsidiaries and RenaissanceRe and/or its affiliates are also parties to various agreements relating to the provision of services and products in connection with the Company's reinsurance business.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Amended and Restated Option Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Platinum Underwriters Holdings, Ltd.

November 18, 2004	By:	Michael E. Lombardozzi

Name: Michael E. Lombardozzi
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Option Agreement